Exhibit 10.1

AZZ INC.
DEFERRED COMPENSATION PLAN

Effective April 1, 2019

AZZ INC.
DEFERRED COMPENSATION PLAN

Effective as of April 1, 2019, AZZ Inc. (the “Company”) hereby adopts the AZZ Inc. Deferred Compensation Plan (the “Plan”).

PURPOSE

A.    Goal. The Company desires to provide (i) its designated key management and highly compensated employees (and those of its affiliated companies that participate in the Plan) and (ii) members of the Company’s Board of Directors with an opportunity to (i) defer the receipt and income taxation of a portion of such employees’ annual base salary, and (ii) receive additional deferred compensation provided by the respective participating companies to the extent (if any) determined from time-to-time by the companies.

B.    Purpose. The purpose of this Plan document is to set forth the terms and conditions pursuant to which these deferrals and company contributions may be made and to describe the nature and extent of the employees’ rights to such amounts.

C.    Type of Plan. With respect to the benefits provided to employees, the Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

STATEMENT OF AGREEMENT

To adopt the Plan with the goals and purposes described above, the Company hereby sets forth the terms and provisions of the Plan as follows:

TABLE OF CONTENTS
Page

Article 1 DEFINITIONS	1
1.1 Account	1
1.2 Affiliate	1
1.3 Base Salary	1
1.4 Beneficiary	1
1.5 Board	1
1.6 Bonus Pay	1
1.7 Change in Control	1
1.8 Code	2
1.9 Company	2
1.10 Deferral Contributions	2
1.11 Deferral Election	2
1.12 Director	3
1.13 Director Fees	3
1.14 Disabled or Disability	3
1.15 Discretionary Company Contribution	3
1.16 Effective Date	3
1.17 Eligible Employee	3
1.18 ERISA	3
1.19 FICA Tax	3
1.20 Financial Hardship	3
1.21 Investment Election	4
1.22 Investment Funds	4
1.23 Matching Contributions	4
1.24 Normal Retirement Date	4
1.25 Participant	4
1.26 Participating Company	4
1.27 Payment Date	4
1.28 Payment Form	4
1.29 Payment Subaccount	4
1.30 Plan	4
1.31 Plan Year	4
1.32 Recordkeeper	5
1.33 Retirement Committee	5
1.34 Separate from Service or Separation from Service	5
(a) Separation from Service by Employees	5
(b) Separation from Service by Directors	6

i

(c) Status Change	6
1.35 Specified Payment Date	6
1.36 Surviving Spouse	6
1.37 Trust or Trust Agreement	7
1.38 Trustee	7
1.39 Trust Fund	7
1.40 Valuation Date	7
Article 2 ELIGIBILITY AND PARTICIPATION	8
2.1 Participation by Eligible Employees	8
(a) Initial Participation	8
(b) Annual Participation	8
(c) Interim Plan Year Participation	8
2.2 Participation by Directors	8
(a) Initial Participation	8
(b) Annual Participation	8
(c) Interim Plan Year Participation	8
2.3 Procedure for Admission	8
2.4 Cessation of Eligibility	8
(a) Cessation of Eligible Status	8
(b) Inactive Participant Status	9
Article 3 PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING	10
3.1 Participants’ Accounts	10
(a) Establishment and Maintenance of Accounts	10
(b) Nature of Contributions and Accounts	10
(c) Several Liabilities	10
(d) General Creditors	10
3.2 Deferral Contributions	10
(a) Election Timing and Effective Dates	10
(b) Term of Deferral Elections	12
(c) Irrevocability of Deferral Elections	13
(d) Amount	13
(e) Crediting of Deferral Contributions	13
3.3 Matching Contributions	13
3.4 Discretionary Company Contributions	14
3.5 Crediting of Earnings	14
3.6 Debiting of Distributions	14
3.7 Value of Account	14
3.8 Vesting	15
(a) Deferral Contributions	15
(b) Matching Contributions and Discretionary Company Contributions	15

3.9 Notice to Participants of Account Balances	15
3.10 Good Faith Valuation Binding	15
3.11 Errors and Omissions in Accounts	15
Article 4 INVESTMENT FUNDS	16
4.1 Available Investment Funds	16
4.2 Participant Direction of Deemed Investments	16
(a) Nature of Participant Direction	16
(b) Investment of Contributions	16
(c) Investment of Existing Account Balances	16
(d) Failure to Make Investment Election	16
(e) Retirement Committee Discretion	17
Article 5 PAYMENT OF BENEFITS	18
5.1 Amount of Distribution	18
5.2 Timing and Form of Distribution	18
(a) Timing of Distribution	18
(b) Form of Distribution	18
(c) Installment Election	19
(d) Modifications to Time or Form	19
(e) Payment of Matching and Discretionary Company Contributions	20
(f) Medium of Payment	20
(g) Cashouts of Small Accounts Upon Separation from Service	20
(h) Discretionary Cashouts of Small Accounts Attributable to Deferral Contributions	20
(i) Discretionary Cashouts of Small Accounts Attributable to Matching and Discretionary Company Contributions	20
(j) Documentation of Determination	21
5.3 Death	21
(a) Before Scheduled Payment Date	21
(b) While Receiving Installment Payments	21
5.4 Hardship Distributions	21
(a) Application for Hardship Distribution	21
(b) Demonstration of Hardship	22
5.5 Taxes	22
(a) Amounts Payable Whether or Not Account is in Pay Status	22
(b) Amounts Payable Only if Account is in Pay Status	22
5.6 Offset of Benefit by Amounts Owed to the Company	22
5.7 No Acceleration of Payments	22
Article 6 CLAIMS	23
6.1 Participant Rights	23
6.2 Initial Claim	23
6.3 Appeal	23

6.4 Legal Action	24
6.5 Satisfaction of Claims	24
Article 7 SOURCE OF FUNDS; TRUST	25
7.1 Source of Funds	25
7.2 Trust	25
(a) Establishment	25
(b) Distributions	25
(c) Status of the Trust	25
7.3 Funding Prohibition under Certain Circumstances	25
Article 8 ADMINISTRATION OF THE PLAN	26
8.1 Retirement Committee	26
8.2 Rights and Duties	26
8.3 Compensation, Indemnity and Liability	26
Article 9 AMENDMENT AND TERMINATION	28
9.1 Amendments	28
9.2 Plan Freeze or Termination	28
(a) Freezing Plan Benefits	28
(b) Plan Termination	28
Article 10 MISCELLANEOUS	29
10.1 Beneficiary Designation	29
(a) General	29
(b) No Designation or Designee Dead or Missing	29
10.2 Non-Assignability of Benefits	29
(a) Generally	29
(b) Distribution Pursuant to Domestic Relations Order	29
10.3 Headings	30
10.4 Gender and Number	30
10.5 Legally Incompetent	30
10.6 Governing Law and Forum Selection	30
10.7 No Contract of Employment	30
10.8 Tax Effects	30

ARTICLE 1
DEFINITIONS
For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meaning set forth below unless a different meaning plainly is required by the context.
1.1    Account means, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted and actually credited in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary.
1.2    Affiliate means the Company and any entity that is required to be aggregated with the Company under Code Section 414(b) or (c). Notwithstanding the foregoing, for purposes of determining whether a Separation from Service has occurred, the term “Affiliate” means the Company and all entities that would be treated as a single employer with the Company under Code Section 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.
1.3    Base Salary means a Participant’s base pay (i) which specifically includes paid leave and accrued leave payouts; and (ii) which specifically excludes any such amounts that are (A) paid after the later of (1) 2 ½ months after Separation from Service or (2) the end of the calendar year that includes the date of Separation from Service; (B) paid to the Participant by Affiliates that are not active Participating Companies; and/or (B) paid pursuant to court order or settlement related to a lawsuit.
1.4    Beneficiary means, with respect to a Participant, the person(s) designated or identified in accordance with Section 10.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.
1.5    Board means the Board of Directors of the Company.
1.6    Bonus Pay means the amounts of a Participant’s bonus or incentive compensation (i) which are awarded to the Participant for a fiscal period under the AZZ Inc. Senior Management Bonus Plan; and (ii) which specifically exclude any such amounts that are (A) paid after the later of (1) 2 ½ months after Separation from Service or (2) the end of the calendar year that includes the date of Separation from Service; (B) paid to the Participant by Affiliates that are not active Participating Companies; and/or (C) paid pursuant to court order or settlement related to a lawsuit. As of the Effective Date, the fiscal period for Bonus Pay is the 12-month period beginning each March 1.
1.7    Change in Control means:
(a)A sale of all or substantially all of the assets of the Company, including, without limitation, a sale of the equity interests of all or substantially all of the Company’s direct and indirect subsidiaries;

(b)A merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding equity securities immediately prior to such transaction own, immediately after such transaction, equity securities representing less than 50% of the voting power of the entity surviving such transaction;
(c)A reverse merger in which the Company is the surviving entity but the holders of the Company’s outstanding equity securities immediately prior to such transaction own, immediately after such transaction, equity securities representing less than 50% of the voting power of the Company; or
(d)An acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership of equity securities of the Company representing over 50% of the combined voting power entitled to vote in the election of directors.
Notwithstanding the foregoing, (i) any transaction or series of related transactions, the primary purpose of which (A) is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s equity securities immediately prior to such transaction, or (B) is to raise capital for the Company in a bona fide equity financing, will be deemed not to be a “Change in Control” for purposes of the Plan; and (ii) for purposes of making distributions upon a Change in Control or terminating the Plan in regard to a Change in Control, an event described in subsection (a), (b), (c) or (d) hereof will constitute a “Change in Control” only if it also qualifies as a change in control for purposes of Code Section 409A.
1.8    Code means the Internal Revenue Code of 1986, as amended.
1.9    Company means AZZ Inc. or any successor thereof.
1.10    Deferral Contributions means, for each Plan Year, that portion of a Participant’s Director Fees, Base Salary and/or Bonus Pay, which is deferred under the Plan pursuant to Section 3.2.
1.11    Deferral Election means a written, electronic or other form of election pursuant to which (i) a Participant may elect to defer under the Plan, as Deferral Contributions, the receipt of a portion of his Director Fees, Base Salary and/or Bonus Pay, as provided in Section 3.2, and (ii) that specifies the whole percentage(s) of the Director Fees, Base Pay and/or Bonus Pay to be deferred as Deferral Contributions with respect to a Plan Year. To the extent applicable, the Deferral Election also will specify any of the following:
(a)The Specified Payment Date (if any) for the Deferral Contributions for such Plan Year (as adjusted for earnings and losses);
(b)The Payment Form for the Deferral Contributions for such Plan Year (as adjusted for earnings and losses) that will apply in the event such amount becomes payable on his Separation from Service; and

(c)The Payment Form for the Deferral Contributions for such Plan Year (as adjusted for earnings and losses) that will apply to the extent such amount becomes payable due to reaching the Specified Payment Date, if any.
1.12    Director means any individual who is a member of the Board and who is not a common law employee of the Affiliates.
1.13    Director Fees means the cash retainer and meeting fees earned by the Directors, but specifically excluding any such amounts that are paid after the date of the Participant’s Separation from Service.
1.14    Disabled or Disability means a Participant has been determined to be totally disabled under the Company’s long-term disability insurance policy covering such Participant. Solely with respect to Directors, Disability also means that the individual has become eligible for disability benefits under the Social Security Act.
1.15    Discretionary Company Contribution means the amount, if any, credited by a Participating Company to the Plan on behalf of a Participant in accordance with Section 3.4.
1.16    Effective Date means April 1, 2019, the date this Plan will be effective.
1.17    Eligible Employee means, for a Plan Year, a common law employee of a Participating Company who either: (i) pursuant to the terms of the AZZ Inc. Senior Management Bonus Plan, is designated as a participant in said plan; or (ii) is selected by the Retirement Committee, in its sole discretion, as eligible to participate in the Plan. Notwithstanding the foregoing, an employee of a Participating Company must be a member of a select group of key management or highly compensated employees to qualify as an “Eligible Employee”.
1.18    ERISA means the Employee Retirement Income Security Act of 1974, as amended.
1.19    FICA Tax means the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).
1.20    Financial Hardship means a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship will be determined by the Retirement Committee on the basis of the relevant facts and circumstances of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Retirement Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:
(a)Through reimbursement or compensation from insurance or otherwise;

(b)By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or
(c)By cessation of deferrals under the Plan.
A Financial Hardship will not include the need to send a Participant’s child to college or the desire to purchase a home.
1.21    Investment Election means an election, made in such form as the Retirement Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account will be deemed to be invested.
1.22    Investment Funds means the investment funds selected from time to time by the Retirement Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.
1.23    Matching Contributions means the amount (if any) credited to a Participant’s Account pursuant to Section 3.3.
1.24    Normal Retirement Date means the first date upon which the total of (i) a Participant’s age, and (ii) his number of years of continuous employment with the Company and all of its Affiliates equals 80.
1.25    Participant means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.
1.26    Participating Company means all U.S. Affiliates, except that any such Affiliate may be excluded from active participation in the Plan for a given Plan Year by action of the Retirement Committee. In the event that an Affiliate has been a Participating Company in the Plan for one or more Plan Years but is excluded from future active participation in the Plan by the Retirement Committee, such affiliate will be considered a Participating Company hereunder solely with respect to provisions related to existing Accounts and will not be considered an active Participating Company.
1.27    Payment Date means the date on which all or a portion of a Participant’s Payment Subaccount is scheduled to be paid (in the case of a lump-sum payment) or commenced (in the case of installment payments) pursuant to the terms of the Plan.
1.28    Payment Form means the form in which all or a portion of a Participant’s Payment Subaccount is scheduled to be paid on, or commencing on, a Payment Date pursuant to the terms of the Plan.
1.29    Payment Subaccount means the portion of a Participant’s Account that is attributable to all Deferral Contributions for a Plan Year (as adjusted for earnings and losses).
1.30    Plan means the AZZ Inc. Deferred Compensation Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.
1.31    Plan Year means (a) the period beginning on the Effective Date and ending on December 31, 2019; and (b) thereafter, the 12-consecutive-month period ending on December 31 of each year.
1.32    Recordkeeper means the third-party company or organization appointed by the Retirement Committee to carry out certain administrative responsibilities under the Plan. To the extent that a third-party company or organization is not appointed as the Recordkeeper, the Retirement Committee or such individual employee or employees of an Affiliate as the Retirement Committee may appoint will serve as Recordkeeper.
1.33    Retirement Committee means the committee which will act to administer the Plan as provided in Article VIII. Unless and until the Compensation Committee of the Company's Board names another committee or other individuals to serve as the “Retirement Committee”, the Compensation Committee of the Company's Board shall serve as the "Retirement Committee". As of the Effective Date, the Compensation Committee of the Company's Board has delegated certain limited authority to act under the Plan to the administrative committee under the AZZ Inc. Employee Benefit Plan and Trust (i.e., the Company’s 401(k) plan). References in this Plan to the Retirement Committee will also include any delegates and agents of the Retirement Committee, including, where appropriate, and to the extent of any such delegation, the Company's 401(k) plan administrative committee and the Recordkeeper.
1.34    Separate from Service or Separation from Service means, with respect to a Participant, that such Participant has separated from service, as defined under Code Section 409A and the guidance issued thereunder, with the Company and all Affiliates.
(a)    Separation from Service by Employees. Generally, a Participant who is an Eligible Employee separates from service if the Participant retires or otherwise has a termination of employment with the Company and all Affiliates (other than due to his death), as determined in accordance with the following:
(i)    Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract. Notwithstanding the foregoing, where a leave of absence is due to the Participant’s “disability”, a 29-month period of absence will be substituted for such six-month period. For this purpose, “disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where the impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for the Company or an affiliate. If the period of leave exceeds 6 months

(or 29 months in the case of “disability”) and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month or 29-month period, as applicable.
(ii)    Termination of Employment of an Eligible Employee. Whether a termination of employment for a Participant who is an Eligible Employee has occurred is determined based on whether the facts and circumstances indicate that the Company, all Affiliates and the Participant reasonably anticipate (i) that no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and all Affiliates if the Participant has been providing services to the Company and all Affiliates for less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) hereof, for purposes of this subsection (c) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (c) (including for purposes of determining the applicable 36-month (or shorter) period).
(b)    Separation from Service by Directors. For Directors, whether a separation from service has occurred is determined based on whether the facts and circumstances indicate that the Company and the Director reasonably anticipate that the Director has ceased to perform services under circumstances constituting a good faith and complete termination of the relationship (and only if the Company does not anticipate a renewal of the relationship or the Director becoming an employee). If a Director also provides additional services as an independent contractor, the Director will not be considered to have a separation from service for purposes of Section 409A until he has separated from service both as a Director and as an independent contractor.
(c)    Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a Separation from Service. However, if a Participant provides services as an employee and as a member of the Board (or a member of the board of directors, or analogous position, of an Affiliate), the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.
1.35    Specified Payment Date means March 1 of the Plan Year (if any) selected by a Participant for the payment of all of his Deferral Contributions (and earnings and losses attributable thereto) for a Plan Year. In no event may the Plan Year selected by the Participant be earlier than the 3rd Plan Year that begins after the Plan Year for which the Deferral Contributions were made.
1.36    Surviving Spouse means, with respect to a Participant, the one individual, if any, who is treated as married to such Participant under the laws of the United States jurisdiction or foreign jurisdiction that sanctioned such marriage, as determined pursuant to the Code and ERISA.
1.37    Trust or Trust Agreement means the separate agreement or agreements between the Company and the Trustee governing the Trust Fund, and all amendments thereto.
1.38    Trustee means the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.
1.39    Trust Fund means the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.
1.40    Valuation Date means each business day of the Plan Year that the New York Stock Exchange is open.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION
2.1    Participation by Eligible Employees.
(a)    Initial Participation. Each individual who is an Eligible Employee as of the Effective Date will be eligible to participate in the Plan for the Plan Year beginning on the Effective Date.
(b)    Annual Participation. Each individual who is an Eligible Employee as of the first day of a post-2019 Plan Year will be eligible to participate in the Plan for the entire Plan Year.
(c)    Interim Plan Year Participation. Each individual who becomes an Eligible Employee during a Plan Year will be eligible to participate in the Plan for a portion of such Plan Year. Such individual’s participation will become effective on the date he becomes an Eligible Employee.
2.2    Participation by Directors.
(a)    Initial Participation.    . Each individual who is a Director as of the Effective Date will be eligible to participate in the Plan for the Plan Year beginning on the Effective Date.

(b)    Annual Participation.    . Each individual who is a Director as of the first day of a post-2019 Plan Year will be eligible to participate in the Plan for the entire Plan Year.
(c)    Interim Plan Year Participation    . Each individual who becomes a Director during a Plan Year will be eligible to participate in the Plan for a portion of such Plan Year. Such individual’s participation will become effective as of the first day of the calendar month following 30 days of serving on the Board.
2.3    Procedure for Admission.
Each Eligible Employee and Director may make a Deferral Election by completing such written and/or electronic forms, and providing such data in a timely manner, as are required by the Retirement Committee. Such forms and data may include, without limitation, a Deferral Election, the Eligible Employee’s or Director’s acceptance of the terms and conditions of the Plan, and the designation of a Beneficiary to receive any death benefits payable hereunder.
2.4    Cessation of Eligibility.
(a)    Cessation of Eligible Status. If a Participant ceases to satisfy the criteria which qualified him as an Eligible Employee (including the Retirement Committee revoking a Participant’s designation as an Eligible Employee) or a Director, (i) his Deferral Election under the Plan will not apply to Director Fees, Base Salary or Bonus Pay attributable to any Plan Year after the Plan Year in which he ceased to satisfy such criteria; and (ii) his Matching Contributions and

Discretionary Contributions (if any) will cease on the date determined by the Retirement Committee. Such Participant will not be eligible to make subsequent Deferral Elections; provided, any Deferral Elections in effect for the Plan Year in which he ceased to satisfy such eligibility criteria will continue to be effective for the remainder of such Plan Year (including for any Bonus Pay and Director Fees earned in the fiscal year commencing during such Plan Year); or, if earlier, until such time as the Deferral Election will expire or may be revoked pursuant to the terms of Article III.
(b)    Inactive Participant Status. Even if his active participation in the Plan ends, a Participant will remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee or Director and recommences active participation in the Plan. During the period of time that an individual is an inactive Participant in the Plan, his Account will continue to be credited with earnings and/or losses as provided for in Section 3.5.

ARTICLE 3
PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING
3.1    Participants’ Accounts.
(a)    Establishment and Maintenance of Accounts. An Account will be established and maintained on behalf of each Participant. To the extent provided herein, each Account will be (i) credited with Deferral Contributions, Matching Contributions and Discretionary Company Contributions; (ii) credited (or charged, as the case may be) with the investment results determined pursuant to Section 3.5; and (iii) debited by the amount of all distributions pursuant to Section 3.6. Each Account of a Participant will be maintained until the value thereof has been forfeited or distributed to or on behalf of such Participant or his Beneficiary.
(b)    Nature of Contributions and Accounts. The amounts credited to a Participant’s Account will be represented solely by bookkeeping entries. Except as provided in Article VII, no monies or other assets will actually be set aside for such Participant, and all payments to a Participant or Beneficiary under the Plan will be made from the general assets of the Participating Companies.
(c)    Several Liabilities. The Retirement Committee will allocate the total liability to pay benefits among the Participating Companies, and the Retirement Committee’s determination will be final and binding.
(d)    General Creditors. Any assets that may be acquired by a Participating Company in anticipation of its obligations under the Plan will be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary will be and remain no more than an unsecured, general creditor of the Participating Company.
3.2    Deferral Contributions.
Subject to the requirements of this Section, each Eligible Employee or Director who is eligible to participate in the Plan for all or any portion of a Plan Year may elect to have Deferral Contributions made on his behalf for such Plan Year by completing and delivering to the Retirement Committee (or its designee) a Deferral Election setting forth the terms of his election. Subject to any modifications, additions or exceptions that the Retirement Committee, in its sole discretion, deems necessary, appropriate or helpful, the following terms will apply to Deferral Elections:
(a)    Election Timing and Effective Dates.
(i)    General Rule.
(A)    Eligible Employees. Except as provided in subsections (ii) and (iii) below, the Deferral Election for a Participant who is an Eligible Employee (I) for his Base Salary earned during a Plan Year must be made before the first day of such Plan Year, and it will be effective beginning with the first regular payroll period that begins during such Plan Year; and (II) for his Bonus Pay must be made before the first day of a Plan Year, and it will be effective for the Bonus Pay earned during the fiscal year commencing during such Plan Year.
(B)    Directors. Except as provided in subsections (ii) and (iii) below, the Deferral Election for a Participant who is a Director must be made before the first day of a Plan Year, and the Deferral Election will be effective for the Director Fees earned during the fiscal year commencing during that Plan Year.
(ii)    Initial Elections upon Plan Effective Date.
(A)    Eligible Employees. If a Participant who is an Eligible Employee initially becomes eligible to participate in the Plan as of the Effective Date, the Participant’s 2019 Deferral Election must be made before the Effective Date, and it will be effective (I) with respect to Base Salary earned, beginning with the first regular payroll period that begins on or after the Effective Date; and (II) for his Bonus Pay earned during the fiscal year commencing on March 1, 2019.
(B)    Directors. If a Participant who is a Director initially becomes eligible to participate in the Plan as of the Effective Date, the Participant’s 2019 Deferral Election must be made before the Effective Date, and it will be effective for the Director Fees earned during the fiscal year commencing on March 1, 2019.
(iii)    New Participants.
(A)    Eligible Employees. If a Participant who is an Eligible Employee initially becomes eligible to participate in the Plan (determined in accordance with Code Section 409A) and does not submit an initial Deferral Election within the time period set forth in paragraph (i) above, to the extent permitted by the Retirement Committee, such Participant may submit a prospective Deferral Election to defer a portion of his Base Salary (but not the Bonus Pay) either before, or within 30 days after, the date on which his participation in the Plan becomes effective under Section 2.1. Such Deferral Election will apply to the Participant’s Base Salary for services performed after the Deferral Election is submitted, starting with the first regular payroll period that begins after the later of (i) the Participant’s Deferral Election, and (ii) the date on which the Participant’s participation in the Plan becomes effective under Section 2.1.
(B)    Directors. If a Participant who is a Director initially becomes eligible to participate in the Plan (determined in accordance with Code Section 409A) and does not submit an initial Deferral Election within the time period set forth in paragraph (i) above, to the extent permitted by the Retirement Committee, such Participant may submit a prospective Deferral Election to defer a portion of his Director Fees either before, or within 30 days after, the date on which his participation in the Plan becomes effective under Section 2.1. Such Deferral Election will apply to the Participant’s Director Fees for services performed after the Deferral Election is submitted, starting with the fiscal quarter that begins on or after the later of (i) the Participant’s Deferral Election, and (ii) the date on which the Participant’s participation in the Plan becomes effective under Section 2.1.
(C)    Rehires or Reengagement. Subject to subsection (D) below, if a former Eligible Employee or former Director again becomes an Eligible Employee or Director under the Plan, such Eligible Employee or Director will be treated as newly eligible under subsection (a)(iii) upon return to eligible status: (1) if the former Eligible Employee or Director has received distribution of the full amount of such individual’s Account, and on or before the date of the last such distribution payment the individual was not considered an Eligible Employee or Director for periods after the last distribution payment; or (2) if he has not been an Eligible Employee or Director at any time during the 24-month period ending on the date such individual again becomes an Eligible Employee or Director. In addition, if an Eligible Employee or Director is or was eligible to participate in another plan that is aggregated with the elective deferral portion of the Plan under Code Section 409A, participation in such plan will be treated as participation in the Plan for purposes of determining whether the Eligible Employee or Director is newly eligible for the Plan under this subsection.
(D)    Transfers Between Employee and Director Status.
(1)    Employees Who Become Directors. In the case of a Participant who is an Eligible Employee but changes status so that he instead becomes a Director during a Plan Year, such individual’s participation in the Plan as an Eligible Employee will not be taken into account in determining whether he is eligible to make an election under subsection (a)(iii)(B) above.
(2)    Directors Who Become Employees. In the case of a Participant who is a Director but changes status so that he instead becomes an Eligible Employee during a Plan Year, such individual’s participation in the Plan as a Director will not be taken into account in determining whether he is eligible to make an election under subsection (a)(iii)(A) above.
(b)    Term of Deferral Elections    .
(i)    Eligible Employee Deferrals. Except as otherwise provided in subsection (c) hereof, an Eligible Employee’s Deferral Election for a Plan Year will remain in effect (i) with respect to Base Salary, through the last payroll period beginning during the Plan Year, and (ii) for Bonus Pay, for the Bonus Pay earned during the fiscal year commencing during the Plan Year.
(ii)    Director Fee Deferrals. Except as otherwise provided in subsection (c) hereof, a Director’s Deferral Election for a Plan Year will remain in effect for the Director Fees earned during the fiscal year commencing during the Plan Year.

(iii)    Elections Not Evergreen. Each Participant must make a separate Deferral Election with respect to each Plan Year.
(c)    Irrevocability of Deferral Elections    . Subject to any restrictions or procedures established by the Retirement Committee, a Participant may change his Deferral Election any time prior to the deadlines specified in subsection (a)(i) or (ii), or the beginning of the payroll period or fiscal quarter in which the election becomes effective under subsection (a)(iii). Upon the applicable deadline from subsection (a), a Participant’s Deferral Election, or failure to elect, will become irrevocable for the Plan Year, except as provided in this subsection (c).
(i)    Financial Hardship. The Retirement Committee will cancel a Participant’s Deferral Election for the remainder of the Plan Year upon a distribution due to Financial Hardship under Section 5.7. Alternatively, or in conjunction with a request for a Financial Hardship distribution, the Retirement Committee, in its sole discretion upon written application by a Participant, may authorize the cancellation of a Participant’s Deferral Election due to the Participant’s Financial Hardship.
(ii)    Transfer to a Nonparticipating Affiliate. If a Participant who is an Eligible Employee is transferred from the employment of a Participating Company to the employment of an Affiliate that is not participating in the Plan, his Deferral Election for the Plan Year will remain in effect and will apply to his Base Salary and Bonus Pay from the Participating Companies for the remainder of the Plan Year in which his transfer occurs.
(d)    Amount    . A Participant may elect to defer (i) his Base Salary in 1 percent increments, up to a maximum of 80%, (ii) his Bonus Pay in 1 percent increments, up to a maximum of 100% (90% with respect to the bonus period beginning March 1, 2019), and (iii) his Director Fees in 1 percent increments, up to a maximum of 100% (66% with respect to the fees for the quarter beginning March 1, 2019); provided, the Retirement Committee, in its sole discretion, may establish other maximum deferral percentages and/or amounts, subject to the timing restrictions of Code Section 409A. Any percentage election will be applied to the Participant’s gross Base Salary without reduction for any FICA Tax or other deductions applicable to such Base Salary. Any percentage election generally will be applied to the Participant’s gross Bonus Pay without reduction for any FICA Tax (unless the Retirement Committee determines, in its sole discretion to reduce the Deferral Election for any FICA Tax in compliance with Section 409A) or other deductions applicable to such Bonus Pay. Any percentage election will be applied to a Participant’s gross Director Fees without reduction for any deductions applicable to such Director Fees.
(e)    Crediting of Deferral Contributions    . The Retirement Committee will credit the amount of each Participant’s Deferral Contributions to his Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to him but for his election hereunder.
3.3    Matching Contributions.
A Participating Company may, but is not required to, contribute, as a Matching Contribution on behalf of a Participant, a percentage of, or a dollar amount with respect to, such

Participant’s Deferral Contributions, in such amounts and subject to such terms, limitations and other conditions as the Retirement Committee may determine from time to time in its sole discretion, including without limitation: (i) terms regarding timing and frequency of the Matching Contributions; (ii) establishment of different matching formulas for different classes of Participants; (iii) establishment of different matching formulas for different Participating Companies; and (iv) establishment of limits on the percentage and/or dollar amount of a Participant’s Director Fees, Base Salary and/or Bonus Pay that may be subject to Matching Contributions. Unless the Retirement Committee specifies otherwise at the time it grants a Matching Contribution, any vested Matching Contribution granted for a Plan Year will be payable to the Participant as a single lump-sum at the time specified in Section 5(a)(i), with no Specified Payment Date.
3.4    Discretionary Company Contributions.
For each Plan Year, a Participating Company may, but is not required to, contribute a Discretionary Company Contribution on behalf of a Participant, in such amount and subject to such terms, limitations and other conditions as the Retirement Committee may determine from time to time in its sole discretion. Unless the Retirement Committee specifies otherwise at the time it grants a Discretionary Company Contribution, any vested Discretionary Company Contribution granted for a Plan Year will be payable to the Participant as a single lump-sum at the time specified in Section 5.2(a)(i), with no Specified Payment Date.
3.5    Crediting of Earnings.
As of each Valuation Date, the Retirement Committee will credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date, based on the Participant’s Investment Election (or deemed election) pursuant to Section 4.2.
3.6    Debiting of Distributions.
As of each Valuation Date, the Retirement Committee will debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.
3.7    Value of Account.
The value of a Participant’s Account as of any date will be equal to the aggregate value of all contributions and all investment earnings and losses credited to his Account as of such date, determined in accordance with this Article.

3.8    Vesting.
(a)    Deferral Contributions. A Participant will at all times be fully vested in his Deferral Contributions and the earnings and/or losses credited to his Account with respect to such Deferral Contributions.
(b)    Matching Contributions and Discretionary Company Contributions. A Participant will vest in the Matching Contributions and Discretionary Company Contributions credited to his Account (and the earnings and/or losses attributable thereto), as determined by the Retirement Committee at the time the contribution is granted. To the extent the Retirement Committee does not designate a vesting schedule for any of such Matching and/or Discretionary Company Contributions, such contributions will be immediately 100% vested. Notwithstanding the foregoing, the portion of a Participant’s Account that is not fully vested will become 100% vested upon the earliest of the date (i) he dies, (ii) he becomes Disabled, (iii) he attains his Normal Retirement Date, or (iv) a Change in Control occurs, to the extent such vesting event occurs while the Participant is an Eligible Employee or a Director.
3.9    Notice to Participants of Account Balances.
At least once for each Plan Year, a report will be issued to each Participant who has an Account setting forth the value of such Account.
3.10    Good Faith Valuation Binding.
In determining the value of the Accounts, the Retirement Committee will exercise its best judgment, and all such determinations of value (in the absence of bad faith) will be binding upon all Participants and their Beneficiaries.
3.11    Errors and Omissions in Accounts.
If an error or omission is discovered in the Account of a Participant, the Retirement Committee, in its sole discretion, will cause the Recordkeeper to make appropriate, equitable adjustments as soon as administratively practicable following the discovery of such error or omission.

ARTICLE 4
INVESTMENT FUNDS
4.1    Available Investment Funds.
Unless otherwise determined by the Retirement Committee, the Investment Funds used for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan will be those investment funds then offered under the 401(k) Plan, substituting commercially available funds for any common or collective trust fund. The Retirement Committee may change, add or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate.
4.2    Participant Direction of Deemed Investments.
Each Participant generally may direct the manner in which his Account will be deemed invested in and among the Investment Funds; provided, such investment directions will be made in accordance with the following terms:
(a)    Nature of Participant Direction. The selection of Investment Funds by a Participant will be for the sole purpose of determining the rate of return to be credited to his Account; and the selection will not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time will have any actual investment of assets relative to the benefits or Accounts hereunder.
(b)    Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant will be made as of the date the Participant commences participation in the Plan and will apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Valuation Date, and each such election will apply to all such specified contributions credited to such Participant’s Account after the Retirement Committee has a reasonable opportunity to process such election pursuant to such procedures as may be in effect from time to time. Any Investment Election made pursuant to this subsection (b) with respect to future contributions will remain in effect until changed by the Participant.
(c)    Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested in each Investment Fund. Such Participant may make such Investment Elections as of any Valuation Date, and each such election will be effective after the Retirement Committee has a reasonable opportunity to process such election. Each such election will remain in effect until changed by such Participant.
(d)    Failure to Make Investment Election. To the extent that a Participant fails to make a proper, complete or timely Investment Election, he will be deemed to have selected the default Investment Fund that the Retirement Committee may select from time to time.

(e)    Retirement Committee Discretion. The Retirement Committee will have complete discretion to adopt and revise procedures to be followed in making such Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections, the effective date of such elections and whether and the extent to which to charge any Participant’s Account an administrative fee for making such Investment Elections. Any procedures adopted by the Retirement Committee that are inconsistent with the deadlines or procedures specified in this Section will supersede such provisions of this Section without the necessity of a Plan amendment.

ARTICLE 5
PAYMENT OF BENEFITS
5.1    Amount of Distribution.
Except as otherwise provided in this Article V, each Participant will be entitled to receive at the time set forth in Section 5.2 and in the form set forth in Section 5.3 a distribution of his vested Account, as adjusted as set forth in Sections 3.5, 3.6 and 3.7, determined as of the Valuation Date on which such distribution is processed. For purposes of this Section, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment and/or processing is made at a later date due to delays in the valuation, administration or any other procedure. Neither the Company nor any Affiliate will be liable for any interest, penalties or investment losses due to an administrative delay in the processing of any payment under the Plan. All distributions will be made in the form of cash.
5.2    Timing and Form of Distribution.
(a)    Timing of Distribution. Except as provided in subsection (d) and Sections 5.3 and 5.4, distribution of a Participant’s Payment Subaccount will be made or commenced on the earliest of:
(i)    Separation from Service. The date of the Participant’s Separation from Service, in which case such distribution will be made or commenced upon the date the Participant Separates from Service; provided, the payments that would otherwise be made during the 6-month period immediately following such Separation from Service will be delayed to the 1st business day of the 7th calendar month following the date of Separation from Service; or
(ii)    Specified Payment Date. The Participant’s Specified Payment Date (if any) that the Participant elected on his Deferral Election that applies for such Plan Year; or
(iii)    Change in Control. If elected by the Participant on his Deferral Election that applies for such Plan Year, the day a Change in Control (if any) occurs, in which case such distribution will be made in the form of a lump sum on the 30th day following the date of the Change in Control.
(b)    Form of Distribution. Except as provided in subsections (c) and (d) (for clarity, neither of which applies to a Participant’s distribution upon a Change in Control (if elected)), the Participant’s Payment Subaccount will be distributed in the form of a single lump-sum payment.

(c)    Installment Election.
(i)    Distribution Upon a Specified Payment Date. If the Participant elects a Specified Payment Date in his Deferral Election for a Plan Year, the Participant may elect in such Deferral Election to have his Payment Subaccount attributable to such Plan Year paid in up to 5 annual installment payments, to the extent the distribution is made due to reaching the Specified Payment Date.
(ii)    Distribution Upon Separation from Service. A Participant may elect in his Deferral Election for a Plan Year to have his Payment Subaccount attributable to such Plan Year paid in up to 10 annual installment payments, to the extent the distribution is made due to his Separation from Service.
(iii)    Amount and Timing of Installments. In the event a Participant’s Payment Subaccount is payable in annual installments as permitted in this Section 5.2, the first such installment will be equal to the amount in such portion of the Payment Subaccount divided by the number of annual installments elected. Each subsequent annual installment payment will be an amount equal to the remaining balance in such portion of the Payment Subaccount, divided by the number of the remaining annual payments, and will be due on March 1 of each succeeding calendar year. For clarification, the second and subsequent installments paid upon a Separation from Service will be paid upon (i) March 1 of the Plan Year following the Plan Year in which the first installment is payable (i.e., the first day of the 7th month following such Separation from Service), and (ii) each subsequent March 1 until all installments are paid.
(d)    Modifications to Time or Form. The provisions of this subsection (d) apply separately to each Payment Subaccount in the Plan.
(i)    Change to Payment on Separation from Service. A Participant may make up to two elections to change the form of payment of a Payment Subaccount for a distribution upon Separation from Service. If a Participant makes an election under this subsection (d)(i), the distribution of such Payment Subaccount will be delayed to 5 years after the date that the distribution would have otherwise become payable due to the participant’s Separation from Service. Any election under this subsection will not take effect until 12 months after the date on which the election is made, and, if made within 12 months before the payment would have become payable due to the Participant’s Separation from Service prior to the change, will not be effective. Any change made under this subsection (d)(i) will impact only the timing of a distribution upon Separation from Service and will not impact the timing of a payment upon a Specified Payment Date.
(ii)    Change to Payment Upon a Specified Payment Date. A Participant may make up to two elections to delay the payment of, or to both delay the payment of and change the form of payment for, a distribution upon the Specified Payment Date for a Payment Subaccount. If a Participant makes an election under this subsection (d)(ii), such distribution will be delayed to 5 years after the date that the distribution would have otherwise become payable due to reaching the Specified Payment Date, or such later date as elected by the Participant. Any election under this subsection must be made at least 12 months before the original (in the case of the first such change) or delayed (in the case of the second such change) Specified Payment Date applicable prior to the change. Any change made under this subsection (d)(ii) will impact only the timing of a distribution upon a Specified Payment Date, and will not impact the timing of a distribution due to Separation from Service.
(iii)    Forms of Payment Available for Changes. In the event a Participant makes an election to change the form of payment for the distribution of a Payment Subaccount as permitted under this subsection, and the new form of payment election is an installment distribution, the Participant may elect up to 5 annual installments for a distribution upon a Specified Payment Date and 10 annual installments for a distribution upon a Separation from Service.
(e)    Payment of Matching and Discretionary Company Contributions. Payment of Matching Contributions and Discretionary Company Contributions will be made pursuant to the terms of Sections 3.3 and 3.4.
(f)    Medium of Payment. All distributions will be made in the form of cash.
(g)    Cashouts of Small Accounts Upon Separation from Service. Notwithstanding any payment elections applicable hereunder, if a Participant Separates from Service and the amount of the Participant’s total Account balance at the date of Separation from Service does not exceed $25,000, the Participant’s entire Account will be distributed in a single-sum payment on the 1st day of the 7th calendar month after the date of the Participant’s Separation from Service.
(h)    Discretionary Cashouts of Small Accounts Attributable to Deferral Contributions. If at any time a Participant’s Account balance attributable to the aggregate of his Deferral Contributions does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Retirement Committee may elect, in its sole discretion, to pay the Participant’s entire Account balance attributable to Deferral Contributions in an immediate single-sum payment. For purposes of determining the amount of Deferral Contributions in a Participant’s Account in order to apply this provision, any deferrals of compensation that the Participant has elected under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A will be considered as part of the Participant’s Account balance attributable to Deferral Contributions hereunder; and, therefore, must be (i) taken into account for purposes of determining whether the total amount does not exceed the Code Section 402(g)(1)(B), and (ii) paid out along with the Deferral Contributions under the Plan. No payment under this subsection (g) made on account of a Participant’s Separation from Service will be made within 6 months after the date the Participant Separates from Service.
(i)    Discretionary Cashouts of Small Accounts Attributable to Matching and Discretionary Company Contributions. If at any time a Participant’s Account balance attributable to the aggregate of his Matching Contributions and Company Discretionary Contributions does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Retirement Committee may elect, in its sole discretion, to pay the Participant’s entire Account balance attributable to Matching Contributions and Company Discretionary Contributions in an immediate single-sum payment. For purposes of determining the amount of Matching Contributions and Company Discretionary Contributions in a Participant’s Account in order to apply this provision, any contributions that the company has made under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A will be considered as part of the Participant’s Account balance attributable to Matching Contributions and Company Discretionary Contributions hereunder; and, therefore, must be (i) taken into account for purposes of determining whether the total amount does not exceed the Code Section 402(g)(1)(B), and (ii) paid out along with the Matching Contributions and Company Discretionary Contributions under the Plan. No payment under this subsection (h) made on account of a Participant’s Separation from Service will be made within 6 months after the date the Participant Separates from Service.
(j)    Documentation of Determination. Any exercise of the Retirement Committee’s discretion pursuant to subsections (g) and (h) will be evidenced in writing no later than the date of the distribution.
5.3    Death.
(a)    Before Scheduled Payment Date. Notwithstanding Sections 5.2, if, with respect to any benefit payable to a Participant under Section 5.1, a Participant dies prior to the date on which such payment is scheduled to be made or commence, such benefit will be paid to the Participant’s Beneficiary in a single lump-sum payment at any time during the period beginning on the date of the Participant’s death and ending on the last day of the calendar year following the calendar year in which the Participant’s death occurs.
(b)    While Receiving Installment Payments. Notwithstanding Sections 5.2, if a Participant has begun receiving annual installment payments and dies before all scheduled annual installment payments have been made, any remaining installment payments will be paid to the Participant’s Beneficiary in a single lump-sum payment at any time during the period beginning on the date of the Participant’s death and ending on the last day of the calendar year following the calendar year in which the Participant’s death occurs.
5.4    Hardship Distributions.
(a)    Application for Hardship Distribution. Notwithstanding anything to the contrary contained elsewhere in the Plan, a Participant may apply in writing to the Retirement Committee for, and the Retirement Committee may permit, a withdrawal of all or any part of a Participant’s Account if the Retirement Committee, in its sole discretion, determines that the Participant has incurred a Financial Hardship. Such distribution will be paid in a single lump-sum payment on the 30th day after the date that the Retirement Committee determines that a Financial Hardship exists. The amount of such lump-sum payment will be limited to the amount of such Participant’s vested Account reasonably necessary to meet the Participant’s emergency need resulting from the Financial Hardship, plus the amounts necessary to pay any income taxes or penalties reasonably anticipated to result from the distribution, as determined by the Retirement Committee in its sole discretion. Determinations of amounts reasonably necessary to satisfy the emergency need will take into account any additional compensation that is available under the Plan due to cancellation of a Deferral Election upon a payment due to a Financial Hardship.
(b)    Demonstration of Hardship. The Retirement Committee will require a Participant who requests a hardship distribution to submit such evidence as the Retirement Committee, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based. Notwithstanding the foregoing, a hardship distribution under this Section may be granted only if the cancellation of the Participant’s Deferral Election will not be sufficient to relieve the Financial Hardship, as determined by the Retirement Committee in its sole discretion.
5.5    Taxes.
(a)    Amounts Payable Whether or Not Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Account hereunder becomes subject to FICA Tax or any state, local or foreign tax obligations, which a Participating Company is required to pay or withhold prior to the time the Participant’s Account becomes payable hereunder, the Participating Company, as permitted by the Retirement Committee, will have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A.
(b)    Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Account hereunder is subject to any taxes which a Participating Company is required to pay or withhold at the time the Account becomes payable hereunder, the Participating Company, as permitted by the Retirement Committee, will have the full power and authority to withhold and pay such tax out of any monies or other property that the Participating Company holds for the account of the Participant or Beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Account that is not then payable.
5.6    Offset of Benefit by Amounts Owed to the Company.
Notwithstanding anything in the Plan to the contrary, the Retirement Committee may, in its sole discretion, offset any benefit payment or payments of a Participant’s or Beneficiary’s Account under the Plan by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to the Company or any Affiliate. Notwithstanding the foregoing, no such offset will apply before the Account is otherwise payable under the Plan unless the following requirements are satisfied: (i) the debt owed to the Company or Affiliate was incurred in the ordinary course of the relationship between the Participant and the Company or Affiliate; (ii) the entire amount of offset under this sentence in a single taxable year does not exceed $5,000; and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary.
5.7    No Acceleration of Payments.
Except as otherwise provided in this Section, no payment scheduled to be made under this Article may be accelerated. Notwithstanding the foregoing, the Retirement Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article in accordance with Code Section 409A (for example, upon certain terminations of the Plan); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

ARTICLE 6
CLAIMS
6.1    Participant Rights.
If a Participant, Beneficiary or any other individual (collectively referred to herein as “claimant”) has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), such claimant must submit the claim in accordance with the procedures set forth in this Article. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” will be 90 days, beginning on (i) in the case of a lump-sum payment, the date on which the payment was made; (ii) in the case of a periodic payment, the date of the first in the series of payments; or (ii) for all other claims, the date on which the action complained of occurred.
6.2    Initial Claim.
All claims must be in writing and filed with the Retirement Committee on forms or in such other written documents as the Retirement Committee may prescribe. The Retirement Committee will furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension of time for processing the claim, the Retirement Committee may extend such period by furnishing written notice of the extension to the claimant prior to the end of the initial 90-day period, and such extension will not exceed one additional, consecutive 90-day period. In the event the claim is denied, the notice of the disposition of the claim will provide (i) the specific reasons for the denial, (ii) citations of the pertinent provisions of the Plan, (iii) an explanation as to how the claimant can perfect the claim (where appropriate) and/or submit the claim for review, (iv) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review, and (v) any other information required to be included in such denial under ERISA.
6.3    Appeal.
Any claimant who has been denied a benefit, or his duly authorized representative, will be entitled, upon written request to the Retirement Committee, to appeal the denial of his claim in accordance with this Section. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan in the Retirement Committee’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Retirement Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in Section 6.2. Timely completion of the appeal procedures described in this Section will be a condition precedent to the commencement of any legal or equitable action in connection with any claim by a claimant or by any other person or entity claiming rights through such claimant. The Retirement Committee’s decision will be made within 60 days following the filing of the request for review and will be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Retirement Committee may extend such period by furnishing written notice to the claimant prior to the end of the initial 60-day period, and such an extension will not exceed one additional

60-day period. The claimant will also be provided, at no cost, with any new or additional evidence considered, relied on, or generated by the Plan in connection with the claim and allowed a reasonable opportunity to respond. If unfavorable, the notice of the decision will (i) explain the reasons for denial, (ii) indicate the provisions of the Plan or other documents used to arrive at the decision, (iii) state the claimant’s right to bring a civil action under ERISA Section 502(a), including the Plan’s contractual limitations period and the date on which the limitations period expires, and (iv) include any other information that is required to be included in such denial under ERISA.
6.4    Legal Action.
A claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to the claimant’s right to commence any legal or equitable action with respect to any claim under this Plan. For clarity, a claimant must timely complete both the initial claim procedures described in Section 6.2 and the appeal procedures described in Section 6.3 before he may commence any legal or equitable action with respect to his claim. Additionally, upon denial of an appeal pursuant to Section 6.3 hereof, a claimant will have 1 year within which to bring suit for any claim related to such denied appeal; any such suit initiated after such 1-year period will be precluded. Any action arising out of or in connection with the Plan by a Claimant or any other individual may only be brought or filed in Federal District Court for the Northern District of Texas, Fort Worth Division.
6.5    Satisfaction of Claims.
Any payment to a Participant or beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Retirement Committee and the Participating Companies, any of whom may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as determined by the Retirement Committee or the Participating Companies. If receipt and release is required but the Participant or beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, such payment will be forfeited.

ARTICLE 7
SOURCE OF FUNDS; TRUST
7.1    Source of Funds.
Except as provided in this Section and Section 7.2 (relating to the Trust), each Participating Company will provide the benefits described in the Plan from its general assets. To provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan, the Company has established the Trust, which is a rabbi trust, to which it intends to contribute, as described in Section 7.2. To the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets may be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the appropriate Participating Company will have the obligation, and the Participant or beneficiary who is due such benefits will look to such Participating Company to provide such benefits.
7.2    Trust.
(a)    Establishment. To the extent determined by the Company, the Participating Companies will transfer the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. Except as otherwise provided in the Trust Agreement, each transfer into the Trust Fund will be irrevocable as long as a Participating Company has any liability or obligation under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Participating Companies. Notwithstanding the foregoing, any assets held by such Trust will be subject to the claims of a Participating Company’s general creditors in the event of that Participating Company’s insolvency; provided, for this purpose, with respect to any Participant, the term “Participating Company” will include any Affiliate that employs, engages or has employed or engaged such Participant while he was actively participating in the Plan.
(b)    Distributions. Pursuant to the Trust Agreement, the Trustee will make payments to Participants and Beneficiaries in accordance with payment directions provided by the Participating Companies. The Participating Companies will make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and will pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Participating Companies.
(c)    Status of the Trust. No Participant or Beneficiary will have any interest in the assets held by the Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company will not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.
7.3    Funding Prohibition under Certain Circumstances.
Notwithstanding anything in this Article to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

ARTICLE 8
ADMINISTRATION OF THE PLAN
8.1    Retirement Committee.
The general administration of the Plan will be placed with the Retirement Committee (as defined in Section 1.33). Any determination or action of the Retirement Committee with respect to the Plan may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum signed by a majority of the members.
8.2    Rights and Duties.
The Retirement Committee will administer the Plan and will have all powers necessary to enable it to accomplish that purpose, including (but not limited to) the following:
(a)To construe, interpret and administer the Plan;
(b)To make determinations required by the Plan and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;
(c)To compute and certify to the Participating Companies the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;
(d)To authorize all disbursements by the Participating Companies pursuant to the Plan;
(e)To maintain all the necessary records of the administration of the Plan;
(f)To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;
(g)To delegate to other individuals or entities, including, but not limited to, the Recordkeeper, from time to time the performance of any of its duties or responsibilities hereunder;
(h)To hire agents, accountants, Recordkeepers, consultants and legal counsel to assist in operating and administering the Plan; and
(i)To have all powers elsewhere conferred upon it.
The Retirement Committee will have the exclusive right in its discretion to construe and interpret the Plan, to make any determinations necessary for the administration of the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters will be final, conclusive and binding on all parties.

8.3    Compensation, Indemnity and Liability.
The Retirement Committee and its members will serve as such without bond and without compensation for services hereunder. All expenses of the Retirement Committee will be paid by the Participating Companies. No member of the Retirement Committee will be liable for any act or omission of any other member of the Retirement Committee, or for any act or omission on his own part, excepting his own willful misconduct. The Participating Companies will indemnify and hold harmless the Retirement Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Retirement Committee, excepting only expenses and liabilities arising out of his own willful misconduct.

ARTICLE 9
AMENDMENT AND TERMINATION
9.1    Amendments.
The provisions of the Plan may be amended, in whole or in part, at any time and from time to time by the Retirement Committee in its sole discretion; provided, any amendment that will entail a significant cost increase for the Company must also be approved by the Board. Any amendment will be in writing and executed by an executive officer of the Company. An amendment to the Plan may modify its terms in any respect whatsoever; provided, no such action may (i) reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent; or (ii) result in the Plan being in violation of Code Section 409A. All Participants and beneficiaries will be bound by such amendment.
9.2    Plan Freeze or Termination.
(a)    Freezing Plan Benefits. The Company will have the right, in its sole discretion, to impose a permanent or temporary freezing of the Plan at any time, such that the Plan will remain in effect with respect to existing Account balances without permitting any new contributions. Any action to freeze the Plan will be taken in the form of a duly executed written Plan amendment approved by the Board and executed by an executive officer of the Company. Notwithstanding the foregoing, a freeze may not cancel any Participant’s Deferral Election with respect to Base Salary, Bonus Pay or Director Fees earned in the Plan Year in which the freeze amendment is adopted or becomes effective, whichever is later, or otherwise violate the restrictions of Code Section 409A.
(b)    Plan Termination. The Company expects to continue the Plan but reserves the right to terminate the Plan and fully distribute all Accounts at any time, for any reason, subject to the restrictions provided under Code Section 409A. Any action to terminate the Plan will be taken in the form of a duly executed written Plan amendment approved by the Board and executed by an executive officer of the Company. If the Plan is terminated, each Participant’s vested Account will be distributed in a single lump-sum payment in cash as soon as practicable after the date the Plan is terminated, but not earlier or later than permitted under Code Section 409A. The amount of any such distribution will be determined as of the Valuation Date such termination distribution is to be processed. Such termination will be binding on all Participants and beneficiaries. Notwithstanding the foregoing, the cancellation of Participants’ Deferral Elections and distribution of vested Accounts will be made upon termination of the Plan (including any partial termination relating to a specified group of Participants) only to the extent permitted under Code Section 409A.

ARTICLE 10
MISCELLANEOUS
10.1    Beneficiary Designation.
(a)    General. Each Participant will have the right to designate the Beneficiary or Beneficiaries to receive payment of his Account in the event of his death. Participants will designate, and from time to time may re-designate, their Beneficiaries in such form and manner as the Retirement Committee may determine.
(b)    No Designation or Designee Dead or Missing. In the event that:
(i)    a Participant dies without designating a Beneficiary;
(ii)    the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or
(iii)    the Beneficiary designated by a Participant cannot be located by the Retirement Committee within the maximum period for payment under Code Section 409A;
(iv)    then, in any of such events, the Beneficiary of such Participant with respect to any Account balance that remains payable under the Plan will be the Participant’s Surviving Spouse, if any, and if not (or if the Surviving Spouse cannot be located within the maximum period for payment under Code Section 409A following the Participant’s death), the estate of the Participant.
10.2    Non-Assignability of Benefits.
(a)    Generally. Neither the Participant or Beneficiary, nor any legal representative thereof, will have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Except as provided in subsection (b) hereof, the right of a Participant or beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or beneficiary. Any attempt to assign or transfer the right to payments under this Plan will be void and have no effect.
(b)    Distribution Pursuant to Domestic Relations Order. Upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)) requiring the distribution of all or a portion of a Participant’s Account to an alternate payee, the Trust or the Participating Companies will pay a distribution to such alternate payee. The distribution will be completed as soon as administratively practicable after the Retirement Committee determines that the order meets the elements of a valid domestic relations order, or if later, when the terms of the order have been modified to meet such elements. No distribution will be completed unless and until the order constitutes a valid domestic relations order.
10.3    Headings.
The headings of the various articles and sections in the Plan are solely for convenience and will not be relied upon in construing any provisions hereof. Any reference to a section refers to a section of the Plan unless specified otherwise.
10.4    Gender and Number.
Use of any gender in the Plan will be deemed to include all genders where appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.
10.5    Legally Incompetent.
The Retirement Committee, in its sole discretion, may direct that payment to be made directly to an incompetent or disabled person, whether incompetent or disabled because of minority or mental or physical disability, or to the guardian of such person or to the person having legal custody of such person or to any relative with whom such person lives who is responsible for the care of such person, without further liability on the part of the Participating Company or the Retirement Committee with respect to or in the amount of such payment.
10.6    Governing Law and Forum Selection.
The Plan will be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Texas. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective. Any action arising out of or in connection with the Plan by a Participant, Beneficiary or any other individual may only be brought or filed in Federal District Court for the Northern District of Texas, Fort Worth Division.
10.7    No Contract of Employment.
No provision of this Plan will be construed to affect in any manner the existing rights of a Participating Company to suspend, terminate, alter or modify, whether or not for cause, the employment or other service provider relationship of a Participant and the Participating Company.
10.8    Tax Effects.
The Plan is intended to comply with Code Section 409A and the regulations and other guidance issued thereunder such that no Participant will be subject to early taxation or penalties thereunder. The Plan will be interpreted consistent with this intent. However, notwithstanding anything in the Plan or any summary or information regarding the Plan to the contrary, each Participant will be solely responsible for all taxes due with respect to his benefits under the Plan, including, but not limited to, any federal, state or local income tax, any employment tax and any tax penalties, specifically including, but not limited to, tax penalties imposed under Code Section 409A. The Participating Companies retain the full discretion to apply the tax laws as they deem appropriate from time to time and make no representation or guaranty that benefits under the Plan will have any specific tax effect or receive any specific tax treatment.

IN WITNESS WHEREOF, a duly authorized executive officer of the Company has executed this Plan on this 17th day of January, 2019.

AZZ INC.

By: /s/ Tara D. Mackey
Tara D. Mackey
Chief Legal Officer and Secretary